Exhibit 10.1

MUTUAL RESCISSION, SETTLEMENT AND RELEASE AGREEMENT

THIS MUTUAL RESCISSION, SETTLEMENT AND RELEASE AGREEMENT (hereinafter “Agreement”) is made by and between Citadel Capital Management Group, Inc., a Nevada corporation (“Citadel”), James H. Donell, in his capacity as Receiver for Citadel (“Donell”), StarMed Group, Inc., a Nevada corporation (“StarMed”), Sierra Medicinals, Inc., an Arizona corporation and wholly-owned subsidiary of StarMed (“Sierra”)(StarMed and Sierra are hereinafter sometimes collectively referred to as the “Company”).

RECITALS

A.         Pursuant to a Loan Agreement dated as of August 23, 2001, Citadel loaned the Company an aggregate principal sum of $400,000 (the “Citadel-StarMed Debt Obligation”).

B.          On February 21, 2002, Donell was appointed by the United States District Court for the Central District of California (the “Court”) as the Receiver for Citadel.

C.          In or about July 2003, the Company, Citadel and Donell entered into discussions and negotiations with respect to the Citadel-StarMed Debt Obligation. During the course of the discussions and negotiations, all parties raised certain issues concerning the Citadel-StarMed Debt Obligation, and the parties discussed and negotiated a satisfaction of the Citadel-StarMed Debt Obligation by StarMed.

D.         As a result of the discussions and negotiations that occurred by and among the parties in July 2003, the parties entered into an Agreement for Sale of Capital Stock dated as of July 23, 2003 (the “Stock Purchase Agreement”) and a Cancellation, Settlement and Release Agreement dated as of July 23, 2003 (the “Settlement and Release Agreement”). The Stock Purchase Agreement and Settlement and Release Agreement are attached hereto as Exhibit A.

E.          Certain issues have arisen, such that the parties wish to no longer be bound by the terms of the Stock Purchase Agreement and Settlement and Release Agreement, and the parties desire, through this Agreement, to dissolve and rescind the Stock Purchase Agreement and Settlement and Release Agreement and to have all matters relating to Citadel’s cancellation and relinquishment of its rights, title and interests (in law and in equity) in the Citadel-StarMed Debt Obligation to be governed exclusively by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter expressed, the parties agree as follows:

1.0	Incorporation of Recitals

The parties agree that the Recitals set forth above are true and correct and incorporated into this Agreement by reference.

2.0	Purpose of Agreement

The purpose of this Agreement is to rescind and dissolve the Stock Purchase Agreement and to restore the status quo ante and the relative positions that the parties would have occupied had no Stock Purchase Agreement been made, while at the same time, restating and re-establishing the terms and agreements set forth in the Settlement and Release Agreement for the consideration set forth in this Agreement.

3.0	Rescission

Upon mutual execution of this Agreement by all parties hereto and upon the return of property set forth in Section 4 of this Agreement and the payment of the consideration set forth in Section 5 of this Agreement, the parties hereto agree to completely dissolve, rescind and abrogate the Stock Purchase Agreement and the Settlement Agreement.

4.0	Return of Shares of Common Stock

Donell and Citadel shall return to the Company the 82,300 shares of common stock of the Company that Citadel received pursuant to the terms of the Stock Purchase Agreement and shall take whatever steps are necessary to return any stock certificates that Citadel received as evidence of said 82,300 shares of common stock.

5.0	Consideration to be Paid by the Company

5.1        In consideration for the terms and provisions in this Agreement relating to Citadel’s canceling and relinquishing all of its rights, title and interest (in law and equity) in the Citadel-StarMed Debt Obligation and releasing the Company from any obligations and liabilities accruing under the Citadel-StarMed Debt Obligation, the Company shall pay to Citadel the sum of Two Hundred and Fifteen Thousand Dollars ($215,000)(such $215,000 is hereinafter referred to as the “Settlement Amount”).

5.2        Upon execution of this Agreement, the Company shall pay the Settlement Amount by delivering a cashier’s check, payable to “James H. Donell, Receiver,” to the Receiver’s counsel, Peter A. Davidson, Esq., Moldo Davidson Fraioli Seror & Sestanovick, LLP, 1925 Century Park East, Suite 1600, Los Angeles, California 90017.

6.0	Cancellation, Release and Waiver by Citadel and Donell

6.1         For the consideration set forth in Section 5 of this Agreement, Citadel and Donell hereby cancel the Citadel-StarMed Debt Obligation, relinquish all of their rights, title and interest, in law, equity or otherwise, in the Citadel-StarMed Debt Obligation, and for themselves, their heirs, administrators, beneficiaries and executors, hereby release the Company, and its respective divisions, subsidiaries, affiliates, officers, directors, shareholders, agents, attorneys, servants, employees, assigns, predecessors and successors, and each of them, from any and all claims, demands, causes of action, liabilities and obligations of every kind whatsoever, in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, which Citadel and Donell now own or hold, or have at any time heretofore owned or held against the Company, and its respective divisions, subsidiaries, affiliates, officers, directors, shareholders, agents, attorneys, servants, employees, assigns, predecessors and successors, including but not limited to those arising out of, connected with, or related to the Citadel-StarMed Debt Obligation.

6.2         Citadel and Donell agree that this release will apply to all unknown and unanticipated injuries resulting from the Citadel-StarMed Obligation, as well as those presently known or disclosed, and hereby intentionally waive and relinquish all rights and benefits under Section 1542 of the California Civil Code, and all other statutes and laws of the same or similar import. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Citadel and Donell acknowledge and agree that this waiver is an essential and material term of this Agreement and without such waiver this Agreement would not have been entered into by the Company. Citadel and Donell further acknowledge that they may discover facts different from, or in addition to, those that they now know or believe to be true, but agree that this release and waiver are now and shall remain effective, notwithstanding the existence or the discovery of additional or different facts.

6.3         Citadel and Donell, and each of them, have been advised by their legal counsel of, understand, and acknowledge the significance and consequences of this release and waiver, including the specific waiver of Section 1542.

6.4         Citadel and Donell represent and agree that they have not heretofore assigned or transferred, or purported to have assigned or transferred to any person whomsoever, the Citadel-StarMed Debt Obligation, or any portion thereof or interest therein, and Citadel and Donell agree to indemnify, defend and hold harmless the Company against any and all claims based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of the Citadel-StarMed Debt Obligation or any portion thereof or interest therein.

7.0	Release and Waiver by the Company

7.1        The Company, for itself and its administrators, beneficiaries and executors, hereby release Citadel and Donell, and their divisions, subsidiaries, affiliates, officers, directors, shareholders, agents, attorneys, servants, employees, assigns, predecessors and successors, and each of them, from any and all claims, demands, causes of action, liabilities and obligations of every kind whatsoever, law, equity or otherwise, whether known or unknown, suspected or unsuspected, which the Company now owns or holds, or has at any time heretofore owned or held against Citadel and Donell, and their divisions, subsidiaries, affiliates, officers, directors, shareholders, agents, attorneys, servants, employees, assigns, predecessors and successors, including but not limited to those arising out of, or connected with, or related to the Citadel-StarMed Debt Obligation.

7.2        The Company agrees that this release will apply to all unknown and unanticipated injuries, as well as those presently known or disclosed, and hereby intentionally waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code, and all other statutes and laws of the same or similar import. Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

The Company acknowledges and agrees that this waiver is an essential and material term of this Agreement and without such waiver this Agreement would not have been entered into by Citadel and Donell. The Company further acknowledges that it may discover facts different from, or in addition to, those which it now knows or believes to be true, but agree that this release and waiver are now and shall remain effective, notwithstanding the existence or the discovery of additional or different facts.

7.3        The Company has been advised by its legal counsel of, understands, and acknowledges the significance and consequences of this release and waiver, including the specific waiver of Section 1542.

8.0	Warranties

8.1	The Company hereby represents and warrants to Citadel and

Donell that all of the proceeds from the Citadel-StarMed Debt Obligation were used in connection with the operation of the Company’s business and that none of the proceeds of the Citadel-StarMed Debt Obligation were paid by the Company, whether directly or indirectly, to Larry T. Osaki, the President of Citadel, or to any other person known to be a family member or affiliated with Mr. Osaki.

8.2        Each of the parties hereby severally represents and warrants to the others that each of them has the full power, capacity and authority to enter into this Agreement, and that no portion of any claim, right, demand, action or cause of action that it has or might have arising out of the creation of the Citadel-StarMed Debt Obligation has been assigned, transferred or conveyed to any other third party, by way of subrogation, operation of law or otherwise, and that no other cancellations, releases or settlements are necessary from any other person or entity to release and discharge completely each of the other parties from the claims specified above which may be held by such party.

9.0	General Provisions

9.1        This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed under the laws of said State. The language of all parts of this Agreement shall in all cases be construed as a whole, in according to its fair meaning, and not strictly for or against any of the parties.

9.2        Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

9.3        By executing this Agreement, the parties hereby acknowledge and warrant that this document was completely and thoroughly explained to them in its entirety by respective counsel, and was and is understood and known by them to be the result of a full and final compromise and settlement, and is in discharge of all claims, actions, and causes of action as herein stated; further, that each party executes this document voluntarily, with full knowledge of its significance.

9.4        The headings in this Agreement are for convenience only, are not part of this Agreement, and shall not in any way affect the interpretation of this Agreement.

9.5        The parties hereto shall cooperate to effectuate, and shall undertake such actions as are reasonably necessary to effectuate, this Agreement.

9.6        This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties caused this Agreement to be duly executed on the behalf of each of them respectively, by respective agents thereunto duly authorized, all as of the day and year first written above.

DATED: 2/6/06	Citadel Capital Management Group, Inc.

By:	/s/ James H. Donell, Receiver
James H. Donell, Receiver

DATED: 2/6/06	/s/ James H. Donell, Receiver
James H. Donell, Receiver

DATED: 2/7/06	StarMed Group, Inc.

By:	/s/ Herman Rappaport
Herman H. Rappaport, President

DATED: 2/7/06	Sierra Medicinals, Inc.

By:	/s/ Herman Rappaport
Herman H. Rappaport, President